    Exhibit 99.1
Uber Announces Results for First Quarter 2021

Gross Bookings reached an all-time high of $19.5B, up 24% year-over-year
Net loss of $(108) million and Adjusted EBITDA of $(359) million

SAN FRANCISCO – May 5, 2021 – Uber Technologies, Inc. (NYSE: UBER) today announced financial results for the quarter ended March 31, 2021.
Financial Highlights for First Quarter 2021
•Gross Bookings grew 24% year-over-year (“YoY”) to $19.5 billion, or 22% on a constant currency basis, with Mobility Gross Bookings of $6.8 billion (-38% YoY) and Delivery Gross Bookings of $12.5 billion (+166% YoY).
•Revenue of $2.9 billion and Mobility Revenue of $853 million were reduced by a $600 million accrual made for the resolution of historical claims in the UK relating to the classification of drivers. Delivery Revenue of $1.7 billion grew 28% QoQ and 230% YoY.
•Revenue, excluding the UK accrual, of $3.5 billion grew 11% QoQ and 8% YoY, and Mobility Revenue, excluding the UK accrual, of $1.5 billion declined 1% QoQ and 41% YoY.
•Net loss attributable to Uber Technologies, Inc. was $108 million, which includes $281 million in stock-based compensation expense. Net loss benefited from a $1.6 billion gain from the divestiture of ATG, partly offset by the $600 million UK accrual.
•Adjusted EBITDA of $(359) million improved by $95 million QoQ and by $253 million YoY, representing a (1.8)% margin as a percentage of Gross Bookings and a (12.4)% margin as a percentage of revenue.
•Mobility Adjusted EBITDA of $298 million, up $5 million QoQ and down $283 million YoY, representing 4.4% margin as a percentage of Mobility Gross Bookings and a 34.9% margin as a percentage of Mobility Revenue (20.5% margin as a percentage of Mobility Revenue excluding the UK accrual).
•Delivery Adjusted EBITDA of $(200) million, down $55 million QoQ but up $113 million YoY, representing a (1.6)% margin as a percentage of Delivery Gross Bookings and a (11.5)% margin as a percentage of Delivery Revenue.
•Unrestricted cash, cash equivalents and short-term investments were $5.7 billion at the end of the first quarter.

“Uber is starting to fire on all cylinders, as more consumers are riding with us again while continuing to use our expanding delivery offerings,” said Dara Khosrowshahi, CEO. “We will continue to innovate and find new ways to deepen engagement with our customers, as the only global platform that helps you go wherever you need and get whatever you want.”

“We outperformed both our Gross Bookings and Adjusted EBITDA outlook, with Mobility trends improving through the quarter and continued elevated growth for our Delivery business, combined with disciplined operational execution,” said Nelson Chai, CFO. “Uber is very well positioned to drive long-term value, with improving EBITDA performance, significant liquidity, and increasingly valuable minority investments.”

First Quarter 2021 Financial and Operational Highlights

	Three Months Ended March 31,
(In millions, except percentages)	2020	2021	% Change	% Change (Constant Currency (1))

Monthly Active Platform Consumers (“MAPCs”)	103	98	(5)%
Trips	1,661	1,447	(13)%
Gross Bookings	$15,776	$19,536	24%	22%
Revenue	$3,248	$2,903	(11)%	(11)%
Revenue Excluding the UK Accrual (1)	$3,248	$3,503	8%	6%
Net loss attributable to Uber Technologies, Inc. (2)	$(2,936)	$(108)	96%
Adjusted EBITDA (1)	$(612)	$(359)	41%
(1) See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2) Net loss attributable to Uber Technologies, Inc. includes stock-based compensation expense of $277 million and $281 million in Q1 2020 and Q1 2021, respectively.
Results by Offering and Segment
Gross Bookings

	Three Months Ended March 31,
(In millions, except percentages)	2020	2021	% Change	% Change (Constant Currency)

Gross Bookings:
Mobility	$10,874	$6,773	(38)%	(36)%
Delivery	4,683	12,461	166%	157%
Freight	198	302	52%	52%
All Other (1)	21	—	**	**
Total	$15,776	$19,536	24%	22%
(1) Includes ATG and Other Technology Programs and historical results of New Mobility.
** Percentage not meaningful.
Revenue

	Three Months Ended March 31,
(In millions, except percentages)	2020	2021	% Change	% Change (Constant Currency)

Revenue (1):
Mobility	$2,467	$853	(65)%	(63)%
Delivery	527	1,741	230%	215%
Freight	199	301	51%	51%
All Other	55	8	**	**
Total	$3,248	$2,903	(11)%	(11)%
(1) Uber Revenues and Mobility Revenues were reduced by a $600 million accrual made for the resolution of historical claims in the UK relating to the classification of drivers.
** Percentage not meaningful.

Revenue Excluding the UK Accrual

	Three Months Ended March 31,
(In millions, except percentages)	2020	2021	% Change	% Change (Constant Currency)

Revenue Excluding the UK Accrual (1), (2):
Mobility	$2,467	$1,453	(41)%	(41)%
Delivery	527	1,741	230%	215%
Freight	199	301	51%	51%
All Other	55	8	**	**
Total Revenue Excluding the UK Accrual	$3,248	$3,503	8%	6%
(1) Uber Revenues and Mobility Revenues were reduced by a $600 million accrual made for the resolution of historical claims in the UK relating to the classification of drivers.
(2) See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
** Percentage not meaningful.

Take Rates

	Three Months Ended March 31,
	2020	2021

Mobility	22.7%	12.6%
Delivery	11.3%	14.0%
Total	20.6%	14.9%

Take Rates Excluding the UK Accrual

	Three Months Ended March 31,
	2020	2021

Mobility	22.7%	21.5%
Delivery	11.3%	14.0%
Total	20.6%	17.9%

Adjusted EBITDA and Segment Adjusted EBITDA

	Three Months Ended March 31,
(In millions, except percentages)	2020	2021	% Change

Segment Adjusted EBITDA:
Mobility (1)	$581	$298	(49)%
Delivery	(313)	(200)	36%
Freight	(64)	(29)	55%
All Other	(171)	(11)	**
Corporate G&A and Platform R&D (2), (3)	(645)	(417)	35%
Adjusted EBITDA (1), (4)	$(612)	$(359)	41%
(1) Adjusted EBITDA and Mobility Adjusted EBITDA exclude the $600 million accrual made for the resolution of historical claims in the UK relating to the classification of drivers, consistent with Uber’s accounting practices.
(2) Excludes stock-based compensation expense.

(3) Includes costs that are not directly attributable to our reportable segments. Corporate G&A also includes certain shared costs such as finance, accounting, tax, human resources, information technology and legal costs. Platform R&D also includes mapping and payment technologies and support and development of the internal technology infrastructure. Our allocation methodology is periodically evaluated and may change.
(4) “Adjusted EBITDA” is a non-GAAP measure as defined by the SEC. See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
** Percentage not meaningful.
Revenue by Geographical Region

	Three Months Ended March 31,
(In millions, except percentages)	2020	2021	% Change

United States and Canada	$2,075	$1,849	(11)%
Latin America ("LatAm")	478	302	(37)%
Europe, Middle East and Africa ("EMEA") (1)	473	225	(52)%
Asia Pacific ("APAC")	222	527	138%
Total	$3,248	$2,903	(11)%
(1) EMEA revenue and total revenue were reduced by a $600 million accrual made for the resolution of historical claims in the UK relating to the classification of drivers.
Financial Highlights for the First Quarter 2021 (continued)
Mobility
•Gross Bookings of $6.8 billion: Mobility Gross Bookings were flat QoQ and declined 36% YoY on a constant currency basis, with APAC down 14% YoY, LatAm down 21%YoY, EMEA down 43% YoY, and U.S. & Canada down 43% YoY.
•Revenue of $853 million; Revenue excluding UK accrual at $1.45 billion: In March, Uber announced that it will treat all UK drivers as “workers”, a special classification under UK labor law, going forward. Pursuant to this change, drivers that use Uber’s platform will earn at least the minimum wage (known as the National Living Wage) for time spent actively working, be paid holiday pay, and eligible drivers will be enrolled into a pension plan. Additionally, Uber has launched a process to resolve historical claims from UK drivers relating to their classification under UK law. Mobility revenues were reduced by $600 million due to the accrual made for the resolution of historical claims in the UK relating to the classification of drivers. Excluding the UK accrual, revenue of $1.45 billion declined 1% QoQ and 41% YoY.
•Take rate of 12.6%; take rate excluding UK accrual at 21.5%: Take rate declined 1,010 basis points (bps) YoY with a 890 bps adverse impact from the UK accrual. Take rate excluding UK accrual was 21.5%, down 20bps QoQ and down 120 bps YoY.
•Adjusted EBITDA of $298 million: Adjusted EBITDA improved $5 million QoQ and Adjusted EBITDA margin reached 4.4% of Gross Bookings, compared to 4.3% in Q4 2020 and 5.3% in Q1 2020.
Delivery
•Gross Bookings of $12.5 billion: Gross Bookings grew 24% QoQ and grew 157% YoY on a constant currency basis, with EMEA up 178% YoY, U.S. & Canada up 179% YoY, LatAm up 144% YoY, and APAC up 87% YoY.
•New Verticals reached $3 billion Gross Bookings run rate: Uber’s New Verticals (non-food delivery such as grocery, convenience, and alcohol) business continued to scale, with Gross Bookings reaching a $3 billion annualized run rate in March, up 77% QoQ, driven by geographical expansion, strong customer demand and the completion of our Cornershop acquisition in Mexico.
•Revenue of $1.74 billion: Revenue grew 28% QoQ and grew 230% YoY. Take rate of 14.0% grew 50 bps QoQ and grew 270 bps YoY. The YoY expansion was driven by higher volumes, higher basket sizes and improved network efficiencies. Additionally, we realized a 140 bps YoY benefit from business model changes in some countries that reclassify certain payments and incentives as Cost of Revenue.
•Adjusted EBITDA of $(200) million: Adjusted EBITDA improved $113 million YoY. Compared to Q4 2020, Adjusted EBITDA was $55 million lower, driven by the consolidation of Postmates, investments in New Verticals, and investments in courier supply in March. Delivery Adjusted EBITDA margin was at (1.6)% as a percentage of Gross Bookings, compared to (1.4)% in Q4 2020 and (6.7)% in Q1 2020.

Freight, All Other, and Corporate
•Freight delivered accelerating growth and improving EBITDA margins: Freight revenue growth accelerated to +51% YoY (55% excluding the divested Europe business) while improving adjusted EBITDA margins 2,250 bps YoY and 340 bps QoQ as the business continues to scale its carrier network and improved automation of the load lifecycle.
•All Other: All Other Adjusted EBITDA of $(11) million improved YoY as a result of the divestments of ATG and Uber Elevate, which closed in January.
•Corporate G&A and Platform R&D expenses improved to $(417) million: This compared to $(489) million in Q4 2020, and $(645) million in Q1 2020. The YoY improvement was attributable to lower headcount, lower external spend and lower tax accruals from a reduction in Mobility business. On a QoQ basis, the improvement was driven by disciplined cost management with slower headcount growth and reduced external spend, and higher expenses in Q4 2020 resulting from certain one-time legal matters.
GAAP and Non-GAAP Costs and Operating Expenses
•Cost of revenue excluding D&A: GAAP cost of revenue increased $269 million QoQ and $219 million YoY. Non-GAAP cost of revenue grew $271 million QoQ and $213 million YoY on an absolute dollar basis, driven by an increase in Delivery people payments and incentives in certain markets, an increase in Freight carrier payments, partially offset by a decrease in insurance costs.
•GAAP and Non-GAAP operating expenses (Non-GAAP excludes pro forma adjustments, such as stock-based compensation and restructuring charges):
◦Operations and support: GAAP operations and support increased $54 million QoQ and declined $80 million YoY. Non-GAAP operations and support grew by $34 million QoQ and declined $81 million YoY, attributable to lower employee headcount costs from cost reduction actions in 2020.
◦Sales and marketing: GAAP sales and marketing grew $65 million QoQ and $218 million YoY. Non-GAAP sales and marketing grew $48 million QoQ and grew $202 million YoY, as a result of higher marketing and promotion spend in our Delivery business.
◦Research and development: GAAP research and development grew $32 million QoQ and declined $130 million YoY. Non-GAAP research and development declined $15 million QoQ and $151 million YoY, driven by lower employee headcount costs, which was primarily driven by the sales of JUMP and our ATG business in the second quarter of 2020 and first quarter of 2021, respectively.
◦General and administrative: GAAP general and administrative declined $67 million QoQ and $395 million YoY. GAAP general and administrative declined YoY primarily attributed to impairments recognized in the first quarter of 2020 and a net decrease in legal, tax, and regulatory reserve changes and settlements. Non-GAAP general and administrative declined $113 million QoQ and declined $195 million YoY, primarily attributable to a decrease in employee headcount costs as well as a decline in overall taxes.

Operating Highlights for the First Quarter 2021
Platform
•Trips of 1.45 billion: Trips on platform were flat QoQ and 13% below Q1 2020 levels, with continued growth in Delivery trips offsetting declines in Mobility trips.
•Monthly Active Platform Consumers (“MAPC”) reached 98 million: MAPCs grew 5% QoQ and declined 5% YoY to 98 million, with Delivery MAPC growing over 70% YoY. On average, our monthly active platform consumers spent approximately $66 per month and used our platform approximately five times per month during the quarter ended March 31, 2021.
•Active drivers and couriers on the platform reached 3.5 million: Approximately 3.5 million drivers and couriers used our platform for work during the quarter, up 4% QoQ but down 22% YoY.
•Eats Pass evolution: In late April, Uber announced the addition of new benefits across Delivery and Mobility to Eats Pass in the US. In addition to discounted restaurant, grocery and alcohol delivery, consumers are now able to take advantage of a 10% discount on 3 Uber rides each month, further differentiating Eats Pass from competitive membership offerings.
•Uber for Business (U4B): Gross Bookings from our U4B business grew roughly 10% QoQ, with QoQ improvements in both Mobility and Delivery products. Eats on Uber for Business was adopted by several enterprise customers including The Coca-Cola Company, Morgan Stanley, and Samsung.

•Marriott Bonvoy partnership: Uber and Marriott announced a 3-year partnership that enables consumers to earn Marriott Bonvoy points on select Uber trips and deliveries on Uber Eats. The partnership brings together two world-class platforms and offers consumers the opportunity to earn free hotel stays through the ways they use Uber. Marriott Bonvoy is one of the world’s largest loyalty programs with nearly 140 million members.
Mobility
•Hailables expansion: Hailable products like taxis, auto-rickshaws and motorbikes drove strong QoQ growth during the quarter, and unlocked new markets such as Turkey and Barcelona. Hailables accounted for a double digit percentage of Mobility first-time riders and first-time drivers.
•Transit: Uber Transit announced three new Software-as-a-Solution (SaaS) transit programs, in partnership with Denver RTD, Cecil Transit (MD) and Porterville Transit (CA) agencies.
•Safety: Uber is continuing to require all drivers and riders to wear masks during Uber rides and launched a US partnership with Clorox to help provide drivers with cleaning supplies. In addition, we launched the Industry Sharing Safety Program with Lyft, which enables companies to exchange basic information about drivers and delivery people who have been deactivated for serious sexual assault or physical assault fatalities to help prevent these individuals from operating on another platform.
•Improving vaccine access: Uber has made it easier for drivers to navigate the vaccination process with streamlined appointment booking through our partnership with Walgreens. Uber, PayPal, and Walgreens created the Vaccine Access Fund to help provide free rides to people in underserved communities. People can support the Vaccine Access Fund by donating to PayPal Giving Fund, which is a registered 501(c)(3) charity, including through the Uber app. The three companies have contributed $11 million to the fund for rides to vaccination sites.
Delivery
•Ads rollout: Ads geographic expansion continued, with a rollout to the UK, Brazil and Chile in Q1, bringing the offerings to a total to 9 countries. Active advertising stores grew to 69K.
•Merchants on the platform exceeded 700K: Active Delivery merchants on Uber Eats grew 76% YoY. Notable restaurant additions included Mr.Beast Burger, Applebee’s Cosmic Wings, and Smoothie King (US); COFFEE.KAN (Japan); Grupo Hunan (Mexico). Notable non-food merchant additions included Rite Aid and Gopuff (US); Rexall (Canada); Casino Group (France); Ace Kitano and Kakuyasu (Japan); GPA (Brazil); Thirsty Liquor and Metcash/IGA (ANZ).
•Uber Direct expansion: Uber’s off marketplace delivery offerings (with demand originating on the partner’s app or website) continued to expand with several notable partnerships signed during the quarter, including Walgreens and Shake Shack (US); Nike, Carso, and Alsea (LatAm).
•Gopuff partnership: Uber and Gopuff have entered into an agreement to launch a new convenience offering within Uber Eats. Starting in June, consumers can access more than 2,500 items in Gopuff’s inventory available for rapid delivery directly from the Uber Eats app. This is the first deal of its kind for both companies—the first partnership with a vertically integrated delivery business for Uber and the first time Gopuff has powered an essentials delivery offering for a partner.
•Uber Eats launch in Germany: Uber Eats announced it will launch its delivery service in Berlin, with a broader expansion across Germany expected over the next several months. Germany is a large and underserved market, and Uber expects to introduce consumers to a far broader selection of merchants, with a consistent, fast and reliable delivery experience. Uber expects Delivery to complement its growing Mobility offering in this high priority market.
Freight and Corporate
•Freight’s technology helped shippers navigate the volatile Q1 market: Continued growth of our carrier network enabled us to provide access to stable capacity and maintain service reliability in the tightest market conditions on record.
•Freight launched self-serve committed capacity: Allows carriers to secure multiple loads over an extended period of time for a fixed price. This in-app feature enables smaller carriers access to consistent and reliable freight, expanding our matching capabilities between all types of shippers and carriers.
•Term loan refinancing: We entered into a refinancing transaction under which we borrowed $2.6 billion under our 2016 Term Loan Agreement, the proceeds of which were used to repay in full all previously outstanding term loans under our 2016 and 2018 Senior Secured Term Loan agreements. The $2.6 billion term loan is comprised of (i) a $1.1 billion tranche with a maturity date of February 2027 and (ii) a $1.5 billion tranche with a maturity date of April 2025, and the interest rate for the aggregate term loan amount is LIBOR plus 3.50% per annum, subject to a floor of 0.00%.
•Renewable energy purchasing agreement: On March 16, we announced a renewable energy purchasing agreement to purchase 10MW of electricity per year from the Azure Sky wind farm in Texas. Uber will be able match the electricity consumption from our US offices with clean, renewable energy, taking us one step closer to meeting our goal of becoming a zero emissions company by 2040.
Recent Developments
•Close of Autocab acquisition: On April 12, 2021, Uber closed the previously announced acquisition of Autocab. Autocab provides private hire and taxi operators with technology to run their business, including booking and dispatch software, and also connects them with trips through their iGo marketplace. Every month thousands of people open the Uber app in places the company doesn’t operate to try to get a trip. Through Autocab’s iGo marketplace, Uber will be able to connect these riders with local operators who choose to take their booking. In turn, operators should be able to expand their operations and offer more earnings opportunities to local drivers. Uber will also explore providing drivers with additional revenue opportunities related to its platform for other services, such as delivery.
•Uber and SK Telecom joint venture: On April 1, 2021, Uber and T Map Mobility, a subsidiary of SK Telecom, launched their joint venture, UT, in South Korea. UT will combine Uber and T Map Mobility’s mobility services in South Korea.

Webcast and conference call information
A live audio webcast of our first quarter 2021 earnings release call will be available at https://investor.uber.com/, along with the earnings press release and slide presentation. The call begins on May 5, 2021 at 1:30 PM (PT) / 4:30 PM (ET). This press release, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, is also available on that site.
We also provide announcements regarding our financial performance, including SEC filings, investor events, press and earnings releases, and blogs, on our investor relations website (https://investor.uber.com/).
About Uber
Uber’s mission is to create opportunity through movement. We started in 2010 to solve a simple problem: how do you get access to a ride at the touch of a button? More than 15 billion trips later, we're building products to get people closer to where they want to be. By changing how people, food, and things move through cities, Uber is a platform that opens up the world to new possibilities.
Forward-Looking Statements
This press release contains forward-looking statements regarding our future business expectations which involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors relate to, among others: the outcome of a tax case before the UK tax authority related to classification as a transportation provider, developments in the COVID-19 pandemic and the resulting impact on our business and operations, competition, managing our growth and corporate culture, financial performance, investments in new products or offerings, our ability to attract drivers, consumers and other partners to our platform, our brand and reputation and other legal and regulatory developments, particularly with respect to our relationships with drivers and delivery persons. For additional information on other potential risks and uncertainties that could cause actual results to differ from the results predicted, please see our Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent quarterly reports and other filings filed with the Securities and Exchange Commission from time to time. All information provided in this release and in the attachments is as of the date of this press release and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Non-GAAP Financial Measures
To supplement our financial information, which is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we use the following non-GAAP financial measures: Adjusted EBITDA; Revenue Excluding the UK Accrual; Mobility Revenue Excluding the UK Accrual; Non-GAAP Costs and Operating Expenses; Adjusted EBITDA margin as a percentage of revenue; Mobility Adjusted EBITDA margin as a percentage of Mobility revenue and Delivery Adjusted EBITDA as a percentage of Delivery revenue as well as, revenue growth rates in constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results.
We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.
There are a number of limitations related to the use of non-GAAP financial measures. In light of these limitations, we provide specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.
For more information on these non-GAAP financial measures, please see the sections titled “Key Terms for Our Key Metrics and Non-GAAP Financial Measures,” “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” included at the end of this release.
Contacts
Investors and analysts: investor@uber.com
Media: press@uber.com

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of December 31, 2020	As of March 31, 2021
Assets
Cash and cash equivalents	$5,647	$4,836
Short-term investments	1,180	819
Restricted cash and cash equivalents	250	247
Accounts receivable, net	1,073	1,075
Prepaid expenses and other current assets	1,215	1,318
Assets held for sale	517	—
Total current assets	9,882	8,295
Restricted cash and cash equivalents	1,494	1,524
Collateral held by insurer	860	752
Investments	9,052	11,794
Equity method investments	1,079	1,127
Property and equipment, net	1,814	1,757
Operating lease right-of-use assets	1,274	1,267
Intangible assets, net	1,564	1,455
Goodwill	6,109	6,352
Other assets	124	332
Total assets	$33,252	$34,655
Liabilities, redeemable non-controlling interests and equity
Accounts payable	$235	$232
Short-term insurance reserves	1,243	1,216
Operating lease liabilities, current	175	171
Accrued and other current liabilities	5,112	5,669
Liabilities held for sale	100	—
Total current liabilities	6,865	7,288
Long-term insurance reserves	2,223	2,224
Long-term debt, net of current portion	7,560	7,801
Operating lease liabilities, non-current	1,544	1,531
Other long-term liabilities	1,306	1,740
Total liabilities	19,498	20,584
Redeemable non-controlling interests	787	473
Equity
Common stock	—	—
Additional paid-in capital	35,931	36,182
Accumulated other comprehensive income (loss)	(535)	654
Accumulated deficit	(23,130)	(23,238)
Total Uber Technologies, Inc. stockholders' equity	12,266	13,598
Non-redeemable non-controlling interests	701	—
Total equity	12,967	13,598
Total liabilities, redeemable non-controlling interests and equity	$33,252	$34,655

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share amounts which are reflected in thousands, and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2020	2021
Revenue	$3,248	$2,903
Costs and expenses
Cost of revenue, exclusive of depreciation and amortization shown separately below	1,491	1,710
Operations and support	503	423
Sales and marketing	885	1,103
Research and development	645	515
General and administrative	859	464
Depreciation and amortization	128	212
Total costs and expenses	4,511	4,427
Loss from operations	(1,263)	(1,524)
Interest expense	(118)	(115)
Other income (expense), net	(1,795)	1,710
Income (loss) before income taxes and loss from equity method investments	(3,176)	71
Provision for (benefit from) income taxes	(242)	185
Loss from equity method investments	(12)	(8)
Net loss including non-controlling interests	(2,946)	(122)
Less: net loss attributable to non-controlling interests, net of tax	(10)	(14)
Net loss attributable to Uber Technologies, Inc.	$(2,936)	$(108)
Net loss per share attributable to Uber Technologies, Inc. common stockholders:
Basic	$(1.70)	$(0.06)
Diluted	$(1.70)	$(0.06)
Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic	1,724,367	1,858,525
Diluted	1,724,367	1,858,525

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2020	2021
Cash flows from operating activities
Net loss including non-controlling interests	$(2,946)	$(122)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	128	212
Bad debt expense	22	23
Stock-based compensation	277	281
Gain on business divestitures	(154)	(1,684)
Deferred income taxes	(273)	120
Loss from equity method investments, net	12	8
Unrealized (gain) loss on debt and equity securities, net	114	(63)
Impairment of debt and equity securities	1,863	—
Impairments of goodwill, long-lived assets and other assets	193	16
Unrealized foreign currency transactions	7	13
Other	10	65
Change in assets and liabilities, net of impact of business acquisitions and disposals:
Accounts receivable	444	(35)
Prepaid expenses and other assets	29	(67)
Collateral held by insurer	92	108
Operating lease right-of-use assets	57	38
Accounts payable	(46)	(3)
Accrued insurance reserves	77	(27)
Accrued expenses and other liabilities	(320)	556
Operating lease liabilities	(49)	(50)
Net cash used in operating activities	(463)	(611)
Cash flows from investing activities
Purchases of property and equipment	(198)	(71)
Purchases of marketable securities	(493)	(336)
Purchases of non-marketable equity securities	(10)	(803)
Purchase of note receivable	—	(216)
Proceeds from maturities and sales of marketable securities	100	696
Proceeds from sale of non-marketable equity securities	—	500
Acquisition of businesses, net of cash acquired	(1,346)	(28)
Return of capital from equity method investee	91	—
Other investing activities	—	8
Net cash used in investing activities	(1,856)	(250)
Cash flows from financing activities
Principal repayment on Careem Notes	—	(194)
Principal payments on finance leases	(60)	(47)
Other financing activities	(3)	15
Net cash used in financing activities	(63)	(226)
Effect of exchange rate changes on cash and cash equivalents, and restricted cash and cash equivalents	(156)	(46)

Net decrease in cash and cash equivalents, and restricted cash and cash equivalents	(2,538)	(1,133)
Cash and cash equivalents, and restricted cash and cash equivalents
Beginning of period	12,067	7,391
Reclassification from assets held for sale during the period	—	349
End of period	$9,529	$6,607
Other Income (Expense), Net
The following table presents other income (expense), net (in millions):

	Three Months Ended March 31,
	2020	2021

	(Unaudited)
Interest income	$38	$5
Foreign currency exchange gains (losses), net	(28)	(25)
Gain on business divestitures (1)	154	1,684
Unrealized gain (loss) on debt and equity securities, net (2)	(114)	63
Impairment of debt and equity securities (3)	(1,863)	—
Other, net	18	(17)
Other income (expense), net	$(1,795)	$1,710
(1) During the three months ended March 31, 2020, gain on business divestitures represents a $154 million gain on the sale of our Uber Eats India operations to Zomato Media Private Limited (“Zomato”). During the three months ended March 31, 2021, gain on business divestitures represents a $1.6 billion gain on the sale of our ATG Business to Aurora.
(2) During the three months ended March 31, 2020 and 2021, we recorded changes to the fair value of investments in securities accounted for under the fair value option.
(3) During the three months ended March 31, 2020, we recorded an impairment charge of $1.9 billion, related to our investment in Didi, and a $173 million allowance for credit loss recorded on our investment in Grab.
Stock-Based Compensation Expense
The following table summarizes total stock-based compensation expense by function (in millions):

	Three Months Ended March 31,
	2020	2021

	(Unaudited)
Operations and support	$25	$28
Sales and marketing	14	22
Research and development	167	133
General and administrative	71	98
Total	$277	$281

Key Terms for Our Key Metrics and Non-GAAP Financial Measures
Adjusted EBITDA. Adjusted EBITDA is a Non-GAAP measure. We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance, including COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations. Our board and management find the exclusion of the impact of these COVID-19 response initiatives from Adjusted EBITDA to be useful because it allows us and our investors to assess the impact of these response initiatives on our results of operations.
All Other. Includes ATG and Other Technology Programs and historical results of New Mobility, former Other Bets. ATG and Other Technology Programs, which primarily consisted of our ATG business that was divested in the first quarter of 2021, and subsequent to the divestiture, is no longer a reportable segment and included within All Other.
COVID-19 response initiatives. To support those whose earning opportunities have been depressed as a result of COVID-19, as well as communities hit hard by the pandemic, we have announced and implemented several initiatives, including, in particular, payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations. The payments for financial assistance to Drivers personally impacted by COVID-19 and Driver reimbursement for their cost of purchasing personal protective equipment are recorded as a reduction to revenue. The cost of personal protective equipment distributed to Drivers, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations are recorded as an expense in our costs and expenses.
Driver(s). The term Driver collectively refers to independent providers of ride or delivery services who use our platform to provide Mobility or Delivery services, or both.
Driver or restaurant earnings. Driver or restaurant earnings refer to the net portion of the fare or the net portion of the order value that a Driver or a restaurant retains, respectively.
Driver incentives. Driver incentives refer to payments that we make to Drivers, which are separate from and in addition to the Driver’s portion of the fare paid by the consumer after we retain our service fee to Drivers. For example, Driver incentives could include payments we make to Drivers should they choose to take advantage of an incentive offer and complete a consecutive number of trips or a cumulative number of trips on the platform over a defined period of time. Driver incentives are recorded as a reduction of revenue.
Gross Bookings. We define Gross Bookings as the total dollar value, including any applicable taxes, tolls, and fees, of Mobility and New Mobility rides, Delivery orders, and amounts paid by Freight shippers, in each case without any adjustment for consumer discounts and refunds, Driver and restaurant earnings, and Driver incentives. Gross Bookings do not include tips earned by Drivers.
Monthly Active Platform Consumers (“MAPCs”). We define MAPCs as the number of unique consumers who completed a Mobility or New Mobility ride or received a Delivery order on our platform at least once in a given month, averaged over each month in the quarter. While a unique consumer can use multiple product offerings on our platform in a given month, that unique consumer is counted as only one MAPC.
Revenue Excluding the UK Accrual. Revenue Excluding the UK Accrual is a Non-GAAP measure. We define revenue excluding the UK accrual, and Mobility revenue excluding the UK accrual, as revenue excluding a $600 million accrual made in the first quarter of 2021 for the resolution of historical claims in the UK relating to the classification of drivers.
Segment Adjusted EBITDA. We define each segment’s Adjusted EBITDA as segment revenue less the following direct costs and expenses of that segment: (i) cost of revenue, exclusive of depreciation and amortization; (ii) operations and support; (iii) sales and marketing; (iv) research and development; and (v) general and administrative. Segment Adjusted EBITDA also reflects any applicable exclusions from Adjusted EBITDA.
Segment Adjusted EBITDA margin. We define each segment’s Adjusted EBITDA margin as the segment Adjusted EBITDA as a percentage of segment revenue. Segment Adjusted EBITDA margin demonstrates the margin that we generate after direct expenses. We believe that each segment’s Adjusted EBITDA margin is a useful indicator of the economics of our segments, as it does not include indirect Corporate G&A and Platform R&D.
Take Rate. We define Take Rate as revenue as a percentage of Gross Bookings.

Trips. We define Trips as the number of completed consumer Mobility or New Mobility rides and Delivery orders in a given period. For example, an UberPOOL ride with three paying consumers represents three unique Trips, whereas an UberX ride with three passengers represents one Trip.

Definitions of Non-GAAP Measures
We collect and analyze operating and financial data to evaluate the health of our business and assess our performance. In addition to revenue, net income (loss), loss from operations, and other results under GAAP, we use: Adjusted EBITDA; Revenue Excluding the UK Accrual; Mobility Revenue Excluding the UK Accrual; Non-GAAP Costs and Operating Expenses; Adjusted EBITDA margin as a percentage of revenue; Mobility Adjusted EBITDA margin as a percentage of Mobility revenue and Delivery Adjusted EBITDA as a percentage of Delivery revenue as well as, revenue growth rates in constant currency, which are described below, to evaluate our business. We have included these non-GAAP financial measures because they are key measures used by our management to evaluate our operating performance. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by our peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP.
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance, including COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations.
We have included Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. In addition, it provides a useful measure for period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and certain variable charges. To help our board, management and investors assess the impact of COVID-19 on our results of operations, we are excluding the impacts of COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations from Adjusted EBITDA. Our board and management find the exclusion of the impact of these COVID-19 response initiatives from Adjusted EBITDA to be useful because it allows us and our investors to assess the impact of these response initiatives on our results of operations.
Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:
•Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy;
•Adjusted EBITDA excludes certain restructuring and related charges, part of which may be settled in cash;
•Adjusted EBITDA excludes other items not indicative of our ongoing operating performance, including COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations;
•Adjusted EBITDA does not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;

•Adjusted EBITDA does not reflect the components of other income (expense), net, which primarily includes: interest income; foreign currency exchange gains (losses), net; gain (loss) on business divestitures, net; unrealized gain (loss) on debt and equity securities, net; and impairment of debt and equity securities; and
•Adjusted EBITDA excludes certain legal, tax, and regulatory reserve changes and settlements that may reduce cash available to us.
Adjusted EBITDA Margin as a Percentage of Revenue
We define Adjusted EBITDA margin as a percentage of revenue as Adjusted EBITDA divided by revenue. Segment Adjusted EBITDA margin as a percentage of revenue is segment Adjusted EBITDA divided by segment revenue.
Constant Currency
We compare the percent change in our current period results from the corresponding prior period using constant currency disclosure. We present constant currency growth rate information to provide a framework for assessing how our underlying revenue performed excluding the effect of foreign currency rate fluctuations. We calculate constant currency by translating our current period financial results using the corresponding prior period’s monthly exchange rates for our transacted currencies other than the U.S. dollar.
Non-GAAP Costs and Operating Expenses
Costs and operating expenses are defined as: cost of revenue, exclusive of depreciation and amortization; operations and support; sales and marketing; research and development; and general and administrative expenses. We define Non-GAAP costs and operating expenses as costs and operating expenses excluding: (i) stock-based compensation expense, (ii) certain legal, tax, and regulatory reserve changes and settlements, (iii) goodwill and asset impairments/loss on sale of assets, (iv) certain acquisition, financing and divestiture related expenses, (v) restructuring and related charges and (vi) other items not indicative of our ongoing operating performance, including COVID-19 response initiative related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations.
Revenue Excluding the UK Accrual
We define revenue excluding the UK accrual, and Mobility revenue excluding the UK accrual, as revenue, and Mobility revenue, excluding a $600 million accrual made in the first quarter of 2021 for the resolution of historical claims in the UK relating to the classification of drivers.

Reconciliations of Non-GAAP Measures
Adjusted EBITDA
The following table presents reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measure for each of the periods indicated.

	Three Months Ended March 31,
(In millions)	2020	2021
Adjusted EBITDA reconciliation:
Net loss attributable to Uber Technologies, Inc.	$(2,936)	$(108)
Add (deduct):
Net loss attributable to non-controlling interests, net of tax	(10)	(14)
Provision for (benefit from) income taxes	(242)	185
Loss from equity method investments	12	8
Interest expense	118	115
Other (income) expense, net	1,795	(1,710)
Depreciation and amortization	128	212
Stock-based compensation expense	277	281
Legal, tax, and regulatory reserve changes and settlements	19	551
Goodwill and asset impairments/loss on sale of assets	193	57
Acquisition, financing and divestitures related expenses	10	36
Accelerated lease costs related to cease-use of ROU assets	—	2
COVID-19 response initiatives	24	26
Adjusted EBITDA	$(612)	$(359)
Non-GAAP Costs and Operating Expenses
The following tables present reconciliations of Non-GAAP costs and operating expenses to the most directly comparable GAAP financial measure for each of the periods indicated.

	Three Months Ended
(In millions)	March 31, 2020	December 31, 2020	March 31, 2021
Non-GAAP Cost of revenue exclusive of depreciation and amortization reconciliation:
GAAP Cost of revenue exclusive of depreciation and amortization	$1,491	$1,441	$1,710
COVID-19 response initiatives	(5)	(13)	(11)
Non-GAAP Cost of revenue exclusive of depreciation and amortization	$1,486	$1,428	$1,699

	Three Months Ended
(In millions)	March 31, 2020	December 31, 2020	March 31, 2021
Non-GAAP Operating Expenses
Non-GAAP Operations and support reconciliation:
GAAP Operations and support	$503	$369	$423
Restructuring and related charges	—	10	—
Acquisition, financing and divestitures related expenses	(5)	(1)	(3)
Stock-based compensation expense	(25)	(20)	(28)
Non-GAAP Operations and support	$473	$358	$392

Non-GAAP Sales and marketing reconciliation:
GAAP Sales and marketing	$885	$1,038	$1,103
Restructuring and related charges	—	1	—
Acquisition, financing and divestitures related expenses	—	(1)	(3)
COVID-19 response initiatives	—	—	(5)
Stock-based compensation expense	(14)	(13)	(22)
Non-GAAP Sales and marketing	$871	$1,025	$1,073

Non-GAAP Research and development reconciliation:
GAAP Research and development	$645	$483	$515
Restructuring and related charges	—	2	—
Acquisition, financing and divestitures related expenses	—	(7)	(13)
Goodwill and asset impairments/loss on sale of assets	—	—	(42)
Stock-based compensation expense	(167)	(136)	(133)
Non-GAAP Research and development	$478	$342	$327

Non-GAAP General and administrative reconciliation:
GAAP General and administrative	$859	$531	$464
Legal, tax, and regulatory reserve changes and settlements	(19)	117	49
Goodwill and asset impairments/loss on sale of assets	(193)	(32)	(15)
Restructuring and related charges	—	1	—
Acquisition, financing and divestitures related expenses	—	(34)	(17)
Accelerated lease costs related to cease-use of ROU assets	—	(22)	(2)
Stock-based compensation expense	(71)	(67)	(98)
Non-GAAP General and administrative	$576	$494	$381

Revenue Excluding the UK Accrual
The following tables present reconciliations of revenue excluding the UK accrual, and Mobility revenue excluding the UK accrual, to the most directly comparable GAAP financial measure for each of the periods indicated:

	Three Months Ended March 31,
(In millions)	2020	2021

Revenue excluding the UK accrual reconciliation:
Revenue	$3,248	$2,903
Add:
UK accrual	—	600
Revenue excluding the UK accrual	$3,248	$3,503

	Three Months Ended March 31,
(In millions)	2020	2021

Mobility revenue excluding the UK accrual reconciliation:
Mobility revenue	$2,467	$853
Add:
UK accrual	—	600
Mobility revenue excluding the UK accrual	$2,467	$1,453